Exhibit 10.1

EXECUTION VERSION

ASSIGNMENT AGREEMENT

This Assignment Agreement, dated as of April 22, 2011, (this “Agreement”), is by and between Lighting Science Group Corporation, a Delaware corporation (“LSGC”), and LSGC Holdings II LLC, a Delaware limited liability company (“Holdings II”).

WHEREAS, LSGC expects to receive $7.0 million in proceeds (the “Proceeds”) during the second quarter of 2011 from a key-man life insurance policy (the “Policy”), dated March 18, 2010, by and among Mr. Zachary S. Gibler, as the insured, LSGC, as the owner of the Policy, and The Lincoln National Life Insurance Company, as the insurer (the “Insurer”), in connection with the passing of Mr. Zachary S. Gibler, LSGC’s former Chairman and Chief Executive Officer; and

WHEREAS, LSGC wishes to assign all of its rights, title and interests in the Proceeds to Holdings II in return for cash payments totaling $6.5 million (such payments being collectively referred to as the “Price”) plus the Contingent Payment (as defined below) (the Contingent Payment and Price are collectively referred to herein as the “Cash Consideration”).

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, LSGC and the Holdings II, intending to be legally bound, hereby agree as follows:

1. Assignment. Subject to the conditions set forth in Section 4 of this Agreement:

a. LSGC does hereby assign, transfer, and convey and deliver to Holdings II all of LSGC’s rights, title and interests to the Proceeds, including without limitation any and all rights and causes of action (past, present or future) against the Insurer, including its successors and assigns, with respect to the Policy (the “Assignment”);

b. Holdings II does hereby accept the Assignment; and

c. LSGC and Holdings II intend for this Assignment to not conflict with the Policy’s provisions regarding assignment.

2. Cash Consideration. In consideration for the Assignment, Holdings II shall pay to LSGC:

a. by April 22, 2011, $2.0 million, by wire transfer of immediately available funds to an account specified by LSGC prior to the date hereof;

b. by April 29, 2011, $4.5 million by wire transfer of immediately available funds to an account specified by LSGC prior the date hereof; and

c. within five business day of the receipt of the Proceeds by Holdings II, an amount equal to: (i) the Proceeds; less (ii) the Price; less (iii) $1,800 for each day between the date of the effectiveness of this Agreement and the date on which Holdings II receives the Proceeds (the “Contingent Payment”).

d. Notwithstanding anything in this Section 2, under no circumstances shall the Contingent Payment be less than zero or greater than $450,000.

3. Transfer of Ownership. In addition to the above Cash Consideration, LSGC hereby agrees that, at the request of Holdings II, it shall take all actions necessary to transfer or assign ownership of the Policy in accordance with the Policy’s terms, along with any associated rights, including any and all rights and causes of action (past, present or future) against the Insurer to Holdings II.

4. Representations and Warranties. LSGC hereby represents and warrants as of the date hereof to Holdings II as follows:

5.

a. LSGC is a Delaware corporation, duly incorporated, validly existing and in good standing under the laws of the state of Delaware with the power and authority to carry out own or lease and operate its properties and assets and to carry on its business as it is now being conducted;

b. LSGC represents and warrants that this Agreement has been duly authorized, executed and delivered by LSGC and constitutes the legal, valid binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law;

c. The authorization, execution, delivery and performance of this Agreement by LSGC will not result in any breach of or default under (or any condition which with the giving of notice or lapse of time or both would constitute a breach or default under) (i) LSGC’s constituent documents or (ii) any contract, indenture, mortgage, security agreement or other document, instrument or agreement or any judgment, order or decree to which LSGC is a party except where any such breach or default would reasonably expected to, alone or in the aggregate, have a material adverse effect on the financial condition, results of operations, business, properties or assets of LSGC; and

d. To the knowledge of LSGC: (i) the Policy is a legal, valid and binding obligation of the Insurer, enforceable against the Insurer in accordance with its terms, and (ii) the Insurer has not indicated in any manner (oral, written or otherwise) that it does not intend pay the proceeds in accordance with the Policy.

6. Indemnification. LSGC shall indemnify and hold Holdings II and their affiliates, and their respective officers, directors, managers, employees, agents, representatives, controlling persons, stockholders and similarly situated persons (collectively “Representatives”), harmless from and pay any and all Damages (as defined below) directly or indirectly resulting from, relating to, arising out of or attributable to any of the following: (i) any violation or breach of any representation, warranty, covenant or agreement LSGC has made in this Agreement; (ii) the collection of any Proceeds under the Policy; and (iii) the bringing of any other claim relating to the Policy against the Insurer.

As used herein, the term “Damages” means all losses (including diminution in value), damages and other costs and expenses of any kind or natures whatsoever, whether known or unknown, contingent or vested, matured or unmatured, and whether or not resulting from third-party claims, including costs (including reasonable fees and expenses of attorneys, other professional advisors and expert witnesses and the allocable portion of the relevant person’s internal costs) of investigation, preparation and litigation in connection with any action, suit, arbitration, mediation, investigation or similar proceeding (an “Action”) or threatened Action.

7. Benefit of the Agreement. Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon, or give to, any third party, other than Holdings II and its successors and assigns and LSGC and its successors and assigns, any remedy or claim under or by reason of this Agreement, and this Agreement shall be binding upon and inure to the benefit of and be enforceable by each of Holdings II and LSGC and their respective successors and assigns against Holdings II and LSGC and their respective successors and assigns, respectively.

8. Governing Law. This Agreement, the obligations of the parties hereunder and any controversy, dispute or claim arising under or in connection with this Agreement, shall be governed and construed in accordance with the laws of the State of New York without giving effect to any choice of law principles that may require the application of any other laws.

9. Counterparts. This Agreement may be executed in one or more counterparts, including by facsimile signature or other electronic transmission, each of which shall be deemed an original, and all of which shall constitute one and the same agreement.

10. Further Assurances. At any time and from time to time after the date hereof, and without further consideration, each party shall do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, such further filings, acts, transfers, conveyances, assignments and assurances, including without limitation the filing by LSGC of a financing statement and such other filings as necessary for Holdings II to perfect its claim on the Proceeds, as reasonably requested by the other party to effectuate the purposes of this Agreement.

11. Expenses. LSGC shall be responsible for its own incurred expenses, and shall reimburse Holdings II for any reasonable out-of-pocket expenses, including without limitation reasonable legal fees, incurred in connection with the preparation of, and actions contemplated by, this Agreement.

12. Amendment and Waiver. No amendment, modification, waiver, replacement, termination or cancellation of any provision of this Agreement will be valid, unless the same will be in writing and signed by LSGC and Holdings II.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

LIGHTING SCIENCE GROUP CORPORATION

By:	/s/ Gregory T. Kaiser
Name:	Gregory T. Kaiser
Title:	CFO and Corporate Secretary

LSGC HOLDINGS II LLC

By: Pegasus Partners IV, L.P., its sole member

By: Pegasus Investors IV, L.P., its general partner

By: Pegasus Investors IV GP, L.L.C., its general partner

By:	/s/ Steven Wacaster
Name:	Steven Wacaster
Title:

[Signature Page to Assignment Agreement]